EXHIBIT 11.1

                         HYPERMEDIA COMMUNICATIONS, INC.

               COMPUTATION OF BASIC AND DILUTED NET LOSS PER SHARE



                                                Year Ended December 31,
                                       ----------------------------------------
                                           1997           1996          1995
                                       -----------    -----------   -----------

Net loss ...........................   $  (886,000)   $  (291,000)  $  (462,000)
                                       ===========    ===========   ===========

Weighted average shares outstanding:
          Common Stock .............     3,185,043      3,019,004     3,011,433
          Preferred Stock ..........          --             --            --
          Common stock
           equivalents from
           options and warrants ....          --             --            --
                                       -----------    -----------   -----------

Weighted average common shares .....     3,185,043      3,019,004     3,011,433
                                       ===========    ===========   ===========

Basic and diluted loss per share ...   $     (0.28)   $     (0.10)  $     (0.15)
                                       ===========    ===========   ===========